Exhibit 99.1

[NOTE: References in this press release to dollar amounts are to Australian dollar amounts.]

Cephalon has a relevant interest in over 90% of Arana Shares

Accepting Arana shareholders to receive an additional $0.05 per share

Offer will close on 29 June 2009

15 June 2009 — Cephalon International Holdings, Inc. (Cephalon)(1) today announced that it had obtained a relevant interest in over 90% of the ordinary shares of Arana Therapeutics Limited (Arana).

This means the Offer Price will now be increased by 5 cents per Arana Share, bringing the total amount payable for each Arana Share to $1.40.(2)  Including the Arana Special Dividend of 5 cents per Arana Share, this represents a 76% premium to the 90-day VWAP of Arana Shares prior to the announcement of the Offer.(3)

Arana shareholders who have already accepted the Offer will receive their additional payment of $0.05 per Arana Share within five business days of the date of this announcement. Arana shareholders who accept the Offer after today will be sent payment of $1.40 per Arana Share within five business days after the date of receipt of their valid acceptance.

As a result of the 5 cent increase becoming effective within the last 7 days of the Offer, the Offer Period will be automatically extended under the Corporations Act so that it will now close at 7.00pm (Sydney time) on 29 June 2009. It will not be further extended.

Cephalon is now entitled to proceed to compulsory acquisition and intends to issue compulsory acquisition notices before the close of the Offer.

Shareholders who accept the Offer before the closing date will receive faster cash payment for their Arana Shares than shareholders whose Arana Shares are subject to compulsory acquisition.  Arana shareholders who validly accept the Offer prior to the close of the Offer will be sent payment within 5 business days of receipt of their acceptance. In contrast, Arana Shareholders whose shares are compulsorily acquired will receive payment approximately six weeks after the compulsory acquisition process commences.

Cephalon’s Chairman and CEO, Dr. Frank Baldino said:

(1)  Cephalon International Holdings, Inc. is a wholly owned subsidiary of Cephalon, Inc.

(2) As a result of the increase, the Offer Price will become $1.45 per Arana Share. However, in accordance with the terms of Cephalon’s Offer, the amount of the Arana Special Dividend of 5 cents per Arana Share will be set off against the Offer Price, resulting in accepting Arana shareholders receiving a net amount of $1.40 per Arana Share.

(3)  Based on the volume weighted average price (“VWAP”) of Arana Shares prior to the close on 25 February 2009, the last trading day of Arana Shares prior to the announcement of Cephalon’s Offer.

“We are pleased that Arana shareholders have seen value in Cephalon’s Offer and have been able to realise that value for cash at a premium.  I encourage remaining Arana shareholders to return their acceptance forms before 29 June in order to take advantage of the accelerated payment terms.”

The Offer has been unanimously recommended by Arana directors and Arana’s two independent directors have already accepted for their Arana Shares.

Ends

For more media and investor information, please call:

United States

Media:	Investor Relations:
Sheryl Williams	Chip Merritt
+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Australia

Media:
Andrew Stokes	Lauren Thompson
+61 416 967 038	+61 438 954 729
andrew.stokes@fdthirdperson.com.au	lauren.thompson@fdthirdperson.com.au

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development, and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain, and oncology.  A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this announcement may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.